Exhibit 10.9

David Karpf, M.D. [Home address]

Robert Booth

Virobay, Inc.

1490 O’Brien Drive

Menlo Park, CA 94025

USA

September 26th, 2011

Re:	Employment with Virobay, Inc.

Dear David,

Virobay, Inc. (“Company” or the “Company”) is pleased to offer you the position of Chief Medical Officer, on the following terms.

You will be responsible for directing clinical science and clinical operations within Virobay. You will report to me in this role. You will work at our facility 1490 O’Brien Drive, Menlo Park, CA 94025, however, the Company may change your position reporting relationship, duties, and work location from time to time as it deems necessary.

Your compensation will be $25,416.67 per month, less payroll deductions and all required withholdings. An annual performance bonus of up to 25% of your annual salary may be paid at the end of the year and will be decided by the compensation committee of the Board of Directors. You will be paid semi-monthly and you will be eligible for the standard Company benefits. Virobay, Inc. may modify compensation and benefits from time to time as it deems necessary.

It will be recommended to the Company’s Board of Directors that you be granted an option to purchase up to 450,638 shares of the Company’s Common Stock at the fair market value on the date of the grant (the “Option”). Twenty-Five percent (25%) shall vest on the one year anniversary of your first day of employment with the Company and the remaining portion of the Option shall vest in equal monthly installments over the three years thereafter. The provisions of any stock option grant shall be subject to the provisions of the Company’s standard form of Stock Option Agreement and Option Grant.

As a Company employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying Company. Likewise, Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with your Proprietary Information and Inventions Agreement and stock option agreement, forms the complete and exclusive statement of your employment agreement with Virobay, Inc. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

Please sign and date this letter, and return it to me by October 21st, 2011, if you wish to accept employment at Company under the terms described above. If you accept our offer, we would like you to start on October 24th, 2011 or soon thereafter.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Robert Booth
Robert Booth, PhD
CEO
Virobay, Inc.

Accepted:

/s/ David Karpf
David Karpf, M.D.	Date